EXHIBIT 99.1

Rimage Reports First Quarter Sales and Earnings

Minneapolis, MN—April 22, 2010—Rimage Corporation (Nasdaq: RIMG) today reported operating results for the first quarter of 2010 ended March 31.

■	Sales totaled $18,370,000, virtually unchanged from $18,358,000 in the first quarter of 2009.
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Operating income was $944,000, down from $1,248,000 in the year-earlier period, reflecting higher operating expenses related to the implementation of previously announced growth strategies aimed at transforming Rimage into a higher-performing company.

■	Net income came to $695,000 or $0.07 per diluted share, compared to $1,185,000 or $0.13 per diluted share in the first quarter of 2009.
■	Cash and investments totaled $108,011,000 at March 31, 2010, compared to $110,125,000 at the beginning of the year.

Sherman L. Black, president and chief executive officer, commented: “We are pleased with Rimage’s overall business execution and performance in this year’s first quarter as earnings for this period exceeded our internal forecast despite the disruptions that resulted from implementing our long-term growth strategy. Hardware sales were sluggish during the first two months of the quarter as distributors, notified in early January that we would be eliminating this layer of distribution on April 1, limited equipment purchases to reduce their inventories. Reflecting our effective management of this transition, virtually no inventory has been returned from distributors. We also held extensive meetings in January and February with our sales representatives and value-added resellers about the changes in our business model. Sales accelerated significantly during March as our sales organization was able to refocus its selling efforts. As expected, our first quarter results also were affected by higher expenses associated with our growth program, including increases in our head count, costs related to implementing a web commerce system for consumable supplies and expenses associated with launching the new 5400N and 3400 disc publishing systems. However, total operating expenses for this period were less than initially forecasted.”

He continued: “During the quarter, we also made excellent progress rolling out our growth plans. This process is largely on schedule, and we will realize the initial positive impact from our various initiatives in the second quarter. As previously reported, we are implementing a comprehensive strategy for transforming Rimage into a higher-performing business by strengthening our core disc publishing business; generating new revenue streams by developing total solutions that leverage our core capabilities; and identifying and investing in future opportunities in adjacent markets.”

Following is a status report on the primary components of this strategy.

Strengthening Core Disc Publishing Business

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Distribution: As of April 1, Rimage ceased using distributors in its largest markets, including the U.S., Germany and the U.K. In their place, Rimage is expanding its sales force, while continuing to serve customers through value-added resellers (VARs). Eliminating this layer of distribution, which will remove cost from the sales system, is expected to have a positive impact on Rimage’s revenues and gross margin starting in the second quarter.

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Product Offerings: During the quarter, we launched our new 5400N and 3400 disc publishing systems, which we believe are ideal solutions for retail and other applications. In addition, we expect to complete the process of reducing Rimage’s hardware offerings from 27 to a more manageable 13 later this year. We also have rationalized product pricing by better aligning price with the value proposition of each product.

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Consumable Supplies: Rimage is now selling consumable supplies to U.S. end-user customers and VARs on-line through a new web commerce system, which opened for business in April. The on-line system for European customers is scheduled to go live during the second quarter.

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Global Service: Work is continuing on plans for increasing the attach rates of service contracts on system sales to capture the full revenue potential of Rimage’s worldwide service capability. Toward this end, service offerings have been streamlined and internal sales and VAR incentive programs have been modified to drive focus on this opportunity.

Generating New Revenue Streams

Rimage is focused on generating new revenue streams by transitioning from its historic function as a hardware supplier into a provider of total solutions that leverages Rimage’s unique disc publishing platform with growing levels of software functionality.

■	Video Surveillance Solution

Rimage’s first solutions-based initiative is the video surveillance data archiving system that was ordered by the Department of Justice in the fourth quarter of 2009 and now deployed in more than 25 locations. Developed in partnership with a major provider of surveillance software, this solution enables users to collect, archive and publish video surveillance data. A product roadmap for the next 18 months is currently being developed, and Rimage expects to engage other federal, state and corporate customers in 2010 as important new features are added to this solution.

■	Digital Forensics Solution

The Evidence Disc System™ was introduced at the Counter-Terror Expo in London earlier this month. This solution leverages our disc publishing platform to collect, process and analyze information stored on optical media gathered at crime scenes. The Evidence Disc System also increases accuracy in tracing and authenticating evidence. Feedback from two successful beta tests has been highly positive, and we are pursuing various sales opportunities for this solution.

■	China Medical Market

During the second quarter, we hope to finalize go-to-market plans for deploying a complete digital publishing solution for medical imaging in Chinese hospitals and clinics. Initial revenues from this undertaking are anticipated during the second half of the year.

Beyond 2010

Rimage is developing plans for expanding its solutions beyond the realm of physical distribution of data. These opportunities will fall within adjacent markets, and we will continue to keep you updated as our plans evolve.

Outlook

Black added: “We are forecasting improved second quarter sales and earnings in comparison to the levels reported in this year’s first quarter. Contributing to this outlook are the forecasted positive impact of our channel realignment on both sales and gross margins, in addition to the benefits flowing from our other growth initiatives as they gain greater traction. We believe the impact of these factors should more than offset the continuation of higher expenses related to the ongoing implementation of our growth strategy. And for the full year, it remains our goal to reverse the decline in sales and earnings that Rimage has posted over the past two years.”

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of workflow-integrated digital publishing solutions that produce CD/DVD/Blu-ray discs with customized content and durable color or monochrome disc labeling. Key vertical markets and applications for our systems include video workflows, retail, medical imaging and law enforcement. In addition, we have launched a multi-year process aimed at transforming Rimage into a higher-performing business. Our comprehensive strategy involves strengthening Rimage’s core disc publishing business; generating new revenue streams by leveraging our core capabilities and transitioning from a hardware supplier into a provider of total solutions; and identifying and investing in future opportunities in adjacent markets with strong growth potential. Headquartered in Minneapolis, Minnesota, Rimage is a global business with operations in North America, Europe, and Asia.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended March 31,
	2010	2009

Revenues	$18,370	$18,358
Cost of revenues	9,718	9,793
Gross profit	8,652	8,565
Operating expenses:
Research and development	1,441	1,975
Selling, general and administrative	6,267	5,342
Total operating expenses	7,708	7,317
Operating income	944	1,248
Other income, net	145	510
Income before income taxes	1,089	1,758
Income tax expense	394	573
Net income	695	1,185

Net income per basic share	$0.07	$0.13

Net income per diluted share	$0.07	$0.13
Basic weighted average shares outstanding	9,476	9,344
Diluted weighted average shares outstanding	9,557	9,431

Consolidated Balance Sheet Information:

	Balance as of
	March 31, 2010	December 31, 2009

Cash and marketable securities	$99,025	$101,088
Receivables	11,069	13,732
Inventories	5,151	4,123
Total current assets	117,694	120,760
Property and equipment, net	8,092	7,855
Marketable securities – non-current	8,986	9,037
Total assets	137,703	140,282
Current liabilities	14,740	17,589
Long-term liabilities	2,176	2,744
Stockholders’ equity	120,787	119,949

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For additional information, contact

Robert M. Wolf, CFO Rimage Corporation 952/944-8144	Richard G. Cinquina Equity Market Partners 904/415-1415

Conference Call and Replay

Rimage Corporation will review its first quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference will be available at 303-590-3030 with the 4283065 conference ID through April 29. In addition, the webcast of the conference call will be archived in the investor relations section of Rimage’s web site.